PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is entered into as of the 15th day of August, 2007, by and between Barry Kostiner (“Kostiner”) and James E. Bashaw (“Bashaw”).

WITNESSETH:

WHEREAS, Bashaw is the owner of 45,000 shares (the “Shares”) of common stock, par value $0.0001 per share, of Platinum Energy Resources, Inc. (the “Company”);

WHEREAS, Bashaw purchased the Shares, and the Company issued the Shares to Bashaw, pursuant to a Stock Subscription Agreement dated as of May 2005 (the “Subscription Agreement”);

WHEREAS, Bashaw was a director of the Company since its inception in May 2005 until May 16, 2007, when Bashaw resigned as a director of the Company;

WHEREAS, pursuant to Section 3.2 of the Subscription Agreement, in the event that Bashaw ceases to be a director of the Company, Kostiner has the right to purchase the Shares from Bashaw, and Bashaw is obligated to sell the Shares to Kostiner, for a purchase price of $0.0001 per share, during the three month period from the date of Bashaw’s termination of his position as a director;

WHEREAS, Kostiner wishes to exercise his Lapsing Repurchase Right (as defined in said Section 3.2 the Subscription Agreement) and Bashaw wishes to sell his Shares to Kostiner by executing this Purchase Agreement;

WHEREAS, Kostiner, Bashaw and the Shares are subject to an Escrow Agreement dated as of October 28, 2005 (the “Escrow Agreement”), which restricts the sale of the Shares until the expiration of the Escrow Period (as defined therein), but pursuant to which Kostiner and Bashaw (along with the other initial shareholders of the Company) retain all of their rights as shareholders;

WHEREAS, Kostiner is also subject to the following agreements relating to his ownership of securities in the Company: (1) that certain Stock Subscription Agreement dated June 3, 2005 between Kostiner and the Company (the “Kostiner Subscription Agreement”); and (2) that certain Insider Letter dated September 22, 2005 by and among the Company, Casmir Capital LP and Kostiner (the “Kostiner Insider Letter”);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

SECTION 1.  Sale of Shares; Escrow Instructions.

1.1  Subject to the terms and conditions contained herein, Bashaw hereby agrees to sell to Kostiner, and Kostiner agrees to purchase from Bashaw, on the date on which the Escrow Period (as defined in the Escrow Agreement) expires (herein referred to as the “Escrow Period Expiration Date”) the Shares for a purchase price of $0.0001 per share, or the aggregate purchase price of $4.50. For the sake of clarity, no actual sale or transfer of the Shares shall occur until the Escrow Period Expiration Date. On the Escrow Period Expiration Date, Kostiner shall deliver to Bashaw, at the address showing on the signature page hereto, a check in the aggregate amount of the purchase price. The parties hereto agree that by executing this agreement, Kostiner has effectively exercised his Lapsing Repurchase Right (as defined in Section 3.2 the Subscription Agreement).

1.2  This Agreement shall serve as the written instructions to the escrow agent pursuant to Section 3 of the Escrow Agreement to disburse the Shares (and any Non-Cash Dividends, as defined in the Escrow Agreement, with respect thereto) to Kostiner at the expiration of the Escrow Period, subject to the earlier liquidation of the Company.

SECTION 2.  Restrictions on Shares.

2.1  Subject to Agreements. Kostiner understands and, by executing this Agreement does hereby agree, that the Shares are and shall be subject to: (1) the Kostiner Subscription Agreement as though purchased from the Company thereunder; and (2) the Kostiner Insider Letter as though the Shares are part of the Insider Shares, as defined in the Kostiner Insider Letter. The Shares shall also remain subject to the provisions of the Escrow Agreement.

2.2  Restrictive Legends. The certificates representing the Share may contain restrictive legends to the effect that they are restricted securities and cannot be resold except according to state and federal law and that they are subject to the agreements set forth in Section 2.1 above.

SECTION 3.  Investment Representations of Kostiner.

In connection with the purchase of the Shares, Kostiner does hereby represent and warrant as follows:

(a)  Investment Intent; Capacity to Protect Interests. Kostiner is acquiring the Shares solely for his own account for investment and not with a view to or for sale in connection with any distribution of the Shares or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the Shares or any portion thereof in any transaction other than a transaction exempt from registration under the Securities Act of 1933 (the “Securities Act”).

(b)  Restricted Securities. Kostiner understands and acknowledges that the sale of the Shares has not been registered under the Securities Act; that the Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available; and that, except as may be provided in any other Agreement between the Company and Kostiner, the Company is under no obligation to register the Shares. Kostiner has no need for liquidity relating to his investment in the Shares and is able to bear the economic risk of his investment in the Shares for an indefinite period of time.

(c)  Disposition under Rule 144. Kostiner understands that the Shares are restricted securities within the meaning of Rule 144 promulgated under the Securities Act; that the exemption from registration under Rule 144 will not be available in any event for at least one (1) year from the date of purchase of any payment for the Shares, and even then will not be available unless (i) a public trading market then exists for the Shares, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 are complied with; and that any sale of the Shares may be made only in limited amounts in accordance with such terms and conditions.

(d)  Investor Sophistication. Kostiner has generally such knowledge and experience in business and financial matters and with respect to investments in securities so as to enable him to understand and evaluate the risks and benefits of his investment in the Shares. As Chief Executive Officer and a director of the Company, he has full access to all information concerning the Company.

SECTION 4.  Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of Kostiner and Bashaw and their respective successors or heirs, distributees and personal representatives and assigns.

SECTION 5.  Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes other prior and contemporaneous arrangements or understandings with respect thereto.

SECTION 6.  Changes. The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, without the prior written consent of each of the parties hereto.

SECTION 7.  Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement and that execution may be delivered by facsimile.

SECTION 8.  Headings. The benefits of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

SECTION 9.  Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability. Such prohibition or unenforceability in any one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.  Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to the conflicts of law principles thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the date and year first written above.

        /s/ Barry Kostiner
          Barry Kostiner

        /s/ James E. Bashaw
         James E. Bashaw
        Address: _______________________
         _______________________
         _______________________

Acknowledged and Agreed to by:
Platinum Energy Resources, Inc.

By: /s/ Mark Nordlicht
Name: Mark Nordlicht
Title: Chairman